CREDIT SUISSE       CREDIT SUISSE FUNDS
                    CREDIT SUISSE ASSET MANAGEMENT SECURITIES, INC., DISTRIBUTOR
                    P.O. BOX 55030                           PHONE  800 927 2874
                    BOSTON
                    MASSACHUSETTS
                    02205-5030



                                                                 August 14, 2006


                            ***URGENT ACTION ITEM***

Dear Shareholder:


         The Special Meeting of Shareholders for the Credit Suisse Emerging Markets Fund, Inc. has been adjourned until SEPTEMBER 14, 2006, at 3:00 p.m. Although the shareholder response has been overwhelmingly favorable to date, the fund is in jeopardy of not receiving the necessary vote to approve the proposal at the shareholder meeting originally scheduled for August 11, 2006. At this point we have not received your vote and would greatly appreciate your acting on this matter today by utilizing one of the convenient voting options indicated below.

         For the reasons set forth in the proxy materials previously mailed to you, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL and believes that the proposal is in the best interests of shareholders.

         We encourage you to utilize one of the following options today for recording your vote promptly:

         o    By mail, with the enclosed proxy card;

         o Through the Internet, by using the Internet address located on your proxy card and following the instructions on the site;

         o By touch-tone telephone, with a toll-free call to the telephone number that appears on your proxy card; or

         o    By faxing the enclosed proxy card to D.F. King & Co., Inc., Attn:
              Scott Perkins at (781) 356-4987.

         If you have any questions regarding the proposal, please feel free to call D.F. King & Co., Inc. at (800) 290-6424 between the hours of 8:00 a.m. and 10:00 p.m. Eastern Time Monday through Friday, or 11:00 a.m. to 6:00 p.m. Eastern Time on Saturday.

        IT IS IMPORTANT THAT YOUR VOTING INSTRUCTIONS BE RECEIVED PROMPTLY.


                    CREDIT SUISSE EMERGING MARKET FUND, INC.


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                   YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
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CSF-LTR-1205